                                                                   Exhibit 99.2

                    PAYMENT AND REGISTRATION RIGHTS AGREEMENT

         PAYMENT AND REGISTRATION RIGHTS AGREEMENT dated as of February 2, 2001 (this "AGREEMENT"), by and between BIZ INTERACTIVE ZONE, INC., a Delaware corporation ("BIZ"), and WAVE SYSTEMS CORP., a Delaware corporation ("WAVE").

         The parties hereby agree as follows:

                                   ARTICLE I.

                          DEFINITIONS AND CONSTRUCTION

         SECTION 1.01. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

         "BUSINESS DAY" shall mean any day other than a day which is a Saturday or Sunday or any other day on which commercial banks in New York, New York or California are authorized or required to remain closed.

         "CLOSING" shall have the meaning set forth in the Stock Purchase Agreement.

         "CLOSING DATE" shall have the meaning set forth in the Stock Purchase Agreement.

         "COMMON STOCK" shall mean the Class A Common Stock, par value $.01 per share, of Wave.

         "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934.

         "GOVERNMENTAL AUTHORITY" shall mean any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, of competent jurisdiction.

         "GROUP" shall mean a "Group" within the meaning of Section 13(d)(3) of the Exchange Act.

         "OPERATIVE AGREEMENTS" shall have the meaning set forth in the Stock Purchase Agreement.

         "PERSON" shall mean any individual, firm, corporation, partnership, Group, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "REGISTRATION SHARES" shall mean (i) all Payment Shares issued to BIZ and (ii) all securities issued or issuable to BIZ in respect thereof by way of stock dividend, stock split or reclassification or in connection with a combination of shares, recapitalization, merger or, consolidation or other reorganization or otherwise.

         "REGISTRATION STATEMENT" shall mean, as applicable, a Payment Share Registration Statement or a registration statement filed with the SEC in connection with a Piggyback Registration.

         "REGISTRATION TERMINATION DATE" means, with respect to any Registration Statement, the earlier of (i) the date when all of the Registration Shares registered thereunder shall have been sold or (ii) the second anniversary of the Closing Date; PROVIDED HOWEVER, that in the event that the right of BIZ to use such Registration Statement (and the prospectus relating thereto) is delayed or suspended pursuant to Section 5.07 or 5.09, Wave shall be required to extend the Registration Termination Date beyond the second anniversary of the Closing Date by the same number of days as such delay or Suspension Period.

         "SEC" shall mean the Securities and Exchange Commission or any successor commission or agency having similar powers.

         "SECURITIES ACT" shall mean the Securities Act of 1933.

         "STOCK PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement, dated as of the date hereof, between Wave and BIZ.

         "TRANSACTIONS" shall mean the transactions contemplated by the Stock Purchase Agreement, Stockholder's Agreement, this Agreement and the Operative Agreements.

         "TRANSFER" shall mean to sell, transfer or assign.

         SECTION 1.02. ADDITIONAL DEFINITIONS.

-------------------------------------------------------------------------------
DEFINED TERM                                             SECTION DEFINED IN

-------------------------------------------------------------------------------
Payment Share Registration Statement                     5.01(a)
Payment Shares                                           2.01
Piggyback Registration                                   5.02(a)
Registered Sale                                          4.01
Sale                                                     4.01
SEC Documents                                            3.01(e)
Securities                                               3.01(c)
Specified Reports                                        3.02(e)
Specified Report Exhibits                                3.02(e)
Suspension Period                                        5.09

-------------------------------------------------------------------------------

         SECTION 1.03. TERMS GENERALLY. The definitions in Sections 1.01 and
1.02 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "BUSINESS") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                                   ARTICLE II.

                        PAYMENTS AND ISSUANCE OF SHARES

         SECTION 2.01. PAYMENTS AND ISSUANCE OF SHARES. In reliance upon the representations, warranties and agreements of BIZ set forth in this Agreement and the other Operative Agreements, and upon the terms and conditions set forth in this Agreement and the other Operative Agreements, in full consideration for sale and issuance to Wave of the Purchased Shares (as defined in the Stock Purchase Agreement), at the Closing, Wave shall (i) issue to BIZ 2,000,000 shares of Common Stock (the "PAYMENT SHARES") and (ii) deliver to BIZ a certificate representing the Payment Shares issued in the name of BIZ.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF WAVE. Wave hereby represents and warrants to BIZ on and as of the Closing Date as follows:

                 (a) ORGANIZATION. Wave is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect upon Wave. Wave has full power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted by it.

                 (b) AUTHORIZATION. All corporate action on the part of Wave, its officers, directors and stockholders, necessary for the authorization, execution, delivery and performance (including issuance of the Payment Shares) of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated herein and therein has been taken. Each of this Agreement and the other Operative Agreements have been duly executed and delivered by Wave and constitute the legal, valid and binding obligation of Wave, enforceable against Wave in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Wave has all requisite corporate power to enter into this Agreement and the other Operative Agreements and to carry out and perform its obligations under this Agreement and the other Operative Agreements.

                 (c) CAPITALIZATION. The authorized capital stock of Wave consists of (i) 75,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 13,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 2,000,000 shares of preferred stock, shares of each of which class of the capital stock of Wave have been issued and are outstanding as set forth in Schedule 3.01(c) hereto. The terms, preferences and privileges of the outstanding shares of Class A Common Stock, Class B Common Stock and Preferred Stock are set forth in Wave's Certificate of Incorporation or, in the case of Preferred Stock of any series, in the applicable Certificate of Designations for such series. Except as set forth in Schedule 3.01(c) hereto, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating Wave to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of Wave or other equity interests in Wave or any securities convertible into or exchangeable for such shares of capital stock or other equity interests (collectively, "Securities"), and there are no outstanding contractual obligations of Wave to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.
Schedule 3.01(c) sets forth the number of shares of Class A common stock Wave has reserved for issuance upon exercise of rights under or conversion of outstanding Securities. Schedule 3.01(c) sets forth the number of stock options outstanding under Wave's stock incentive plans, and the number of shares reserved for issuance under such plans that are not subject to outstanding options. Except as set forth on Schedule 3.01(c) no holder of any capital stock or Securities of Wave has any outstanding registration rights.

                 (d) VALID ISSUANCE OF THE PAYMENT SHARES. The Payment Shares to be issued to BIZ hereunder, upon issuance pursuant to the terms hereof, will be duly authorized and validly issued, fully paid, nonassessable and free of any liens or encumbrances (other than liens or encumbrances created by BIZ) and, assuming the accuracy of the representations and warranties made by BIZ to Wave, will be issued and sold by Wave to BIZ in compliance with applicable state and federal securities laws.

                 (e) SEC DOCUMENTS. Wave has timely filed and made available to BIZ (or has provided access to BIZ via EDGAR or other publicly available resource) all forms, reports and documents required to be filed by Wave since December 31, 1999 (all such documents, collectively, the "SEC Documents"). As of their respective filing dates (and if amended or superseded by a filing prior to the Closing, then on the date of such filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates.

                 (f) NO CONFLICT. The execution and delivery of this Agreement and the other Operative Agreements by Wave and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any provision of the Certificate of Incorporation or By-laws of Wave. The execution and delivery of this Agreement and the other Operative Agreements by Wave and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit or give rise to an event which results in the creation of any lien, charge or encumbrance upon any of Wave's properties or assets under any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulation, applicable to Wave or its respective properties or assets, except where any such event could not reasonably be expected to have a material adverse effect on the Transactions contemplated by this Agreement and the other Operative Agreements.

                 (g) CONSENTS. All consents, approvals, orders, authorizations, registrations, qualifications, and filings required on the part of Wave to be obtained or made prior to the Closing in connection with the execution, delivery or performance of this Agreement and the other Operative Agreements, and the consummation of the transactions contemplated herein and therein have been obtained or made prior to the Closing.

                 (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the last filing date of the SEC Documents, no event has occurred that has had a material adverse effect on the assets, properties, business or condition (financial or otherwise) of Wave and its subsidiaries taken as a whole, excluding for this purpose the execution or announcement of the transactions contemplated by this Agreement and the other Operative Agreements and any adverse effect, if any, resulting therefrom.

                 (i) REGISTRATION RIGHTS. Other than as provided in this Agreement and as set forth in Schedule 3.01(c), Wave is presently not under any obligation to file any registration statement under the Securities Act relating to any securities of Wave or to have any securities of Wave included in any registration statement filed or to be filed with the SEC.

         SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF BIZ. BIZ hereby represents and warrants to Wave on and as of the Closing Date as follows:

                 (a) ACQUISITION SOLELY FOR THE PURPOSE OF INVESTMENT. BIZ is acquiring the Payment Shares being acquired by it hereunder for investment, for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act or any other applicable securities law.

                 (b) INVESTOR STATUS, ETC. BIZ certifies and represents to Wave that (i) its financial condition is such that it is able to bear the risk of holding any and all of the Payment Shares acquired by it for an indefinite period of time and the risk of loss of its entire investment and (ii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing and holding the Payment Shares.

                 (c) PAYMENT SHARES NOT REGISTERED. BIZ understands that because the Payment Shares are issued by Wave in a transaction exempt from the registration requirements of the Securities Act, the Payment Shares have not been registered under the Securities Act, and that the Payment Shares must continue to be held by BIZ unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. BIZ understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

                 (d) CONSENTS. All consents, approvals, orders, authorizations, registrations qualifications and filings required on the part of BIZ to be obtained or made prior to the Closing in connection with the execution, delivery or performance of this Agreement and the other Operative Agreements and the consummation of the Transactions contemplated herein or therein have been obtained or made prior to the Closing.

                 (e) CERTAIN ACKNOWLEDGEMENTS. Wave has, within a reasonable time prior to the Closing Date, (i) furnished to BIZ all of the reports listed on Schedule 3.01(e) hereto (the "Specified Reports"), (ii) provided BIZ with copies of all such Specified Report Exhibits (as defined below) as BIZ has requested, (iii) made available to BIZ all other SEC Documents, (iv) provided BIZ with the opportunity to ask questions and receive answers concerning the Payment Shares and the terms and conditions of this Agreement and the other Operative Agreements, and (v) provided BIZ the opportunity to request and receive any additional information that is necessary to verify the accuracy of the Specified Reports. BIZ has reviewed and understands the SEC Documents, including the "Risk Factors" set forth therein, and acknowledges that Wave has made no representations or warranties to BIZ to induce BIZ to enter into the Transactions, except for those set forth herein (or, in the case of the SEC Documents, incorporated herein by reference) and in the other Operative Agreements. BIZ acknowledges that investments in the Common Stock are risky, that the market price of the Common Stock is volatile and subject to a variety of factors, many of which are outside Wave's control, and that no assurances can be or are given by Wave or any of its officers or directors as to the market price at which BIZ may be able to sell the Payment Shares. "Specified Report Exhibits" means all exhibits required to be filed with the SEC as part of the Specified Reports.

                                  ARTICLE IV.

                                OTHER COVENANTS

         SECTION 4.01. RESTRICTIONS ON TRANSFER OF THE PAYMENT SHARES. BIZ shall not offer, sell, assign, transfer, endorse, pledge, mortgage, hypothecate or otherwise convey or dispose of (a "SALE") any of the Payment Shares acquired by it, or any interest therein, unless (i) any such Sale shall be (A) pursuant to and in conformity with an effective registration statement under the Securities Act (a "REGISTERED SALE"), (B) pursuant to and in conformity with Rule 144 under the Securities Act or (C) a private transfer undertaken as part of a derivatives financing strategy with an accredited investment banking firm and (ii) in the case of a Sale under Rule 144 as described in clause (i)(B) above or a private transfer described in clause
(i)(C) above, if requested by Wave, BIZ shall have obtained and delivered to Wave a written legal opinion of counsel (reasonably satisfactory to Wave as to such counsel and as to the substance of such opinion) to the effect that any such proposed Sale by BIZ or other transaction does not violate the registration provisions of the Securities Act and any applicable state securities or blue sky laws.

         SECTION 4.02. EFFECT OF VIOLATION OF TRANSFER RESTRICTIONS; PREVENTIVE MEASURES. Any Sale of any Payment Shares, or of any interest therein, in violation of this Article IV shall be null and void. Wave may make a notation on its records or give instructions to any of its transfer agents in order to implement the restrictions on transfer set forth in this Article IV. Wave shall not incur any liability for any delay in recognizing any transfer of any Purchased Shares if Wave reasonably believes that any such transfer may have been or would be in violation of the provisions of the Securities Act, applicable blue sky laws or this Article IV.

         SECTION 4.03. LEGENDS. (a) Each certificate evidencing any of the Payment Shares shall be endorsed with the legend set forth below, and BIZ covenants that, except to the extent such restrictions are waived by Wave, it shall not transfer the Payment Shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, ENDORSED, PLEDGED, MORTGAGED, HYPOTHECATED OR OTHERWISE CONVEYED OR DISPOSED OF, UNLESS SUCH SHARES ARE (1) SO REGISTERED OR
         (2) AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND, IF REQUESTED BY WAVE SYSTEMS CORP. (THE "COMPANY"), A WRITTEN LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS PROVIDED BY THE TRANSFEROR. IF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE NOT TRANSFERRED PURSUANT TO AND IN CONFORMITY WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR IN ACCORDANCE WITH RULE 144 OF THE SECURITIES ACT OF 1933, SUCH SHARES ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN ARTICLE IV OF A PAYMENT AND REGISTRATION RIGHTS AGREEMENT DATED AS OF FEBRUARY 2, 2001, AND NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE IF IT IS NOT EFFECTED IN COMPLIANCE WITH ALL OF SUCH RESTRICTIONS ON TRANSFER. A COPY OF SUCH PAYMENT AND REGISTRATION RIGHTS AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF SUCH SHARES TO THE SECRETARY OF THE COMPANY.

                 (b) Each certificate evidencing any of the Payment Shares shall be endorsed with any legend required under any applicable state securities or blue sky laws.

                                   ARTICLE V.

                              REGISTRATION RIGHTS

         SECTION 5.01. REGISTRATION. (a) Within the time periods set forth below in this Section 5.01(a), Wave shall prepare and file with the SEC a registration statement, or registration statements, on Form S-3 (or Form S-1 if registration on Form S-3 is not available to Wave at such time) for the purposes of registering under the Securities Act the Registration Shares for resale by, and for the account of, BIZ as selling stockholder thereunder (the "PAYMENT SHARE REGISTRATION STATEMENT(S)"). The Registration Shares shall, at the option of Wave, be registered by means of separate registration statements, or by means of amendments and supplements to an initial shelf registration statement, in accordance with the following schedule:

                 (i) On or before the 120th day following the Closing Date, Wave shall prepare and file, a Payment Share Registration Statement, for the registration of 667,000 of the Registration Shares;

                 (ii) On or before the 240th day following the Closing Date, Wave shall prepare and file a Payment Share Registration Statement, or shall prepare and file amendments and supplements to the initial Payment Share Registration Statemen,t for the registration of an additional 667,000 of the Registration Shares; and

                 (iii) On or before the first anniversary after the Closing Date, Wave shall prepare and file a Payment Share Registration Statement, or shall prepare and file amendments and supplements to any previously filed Payment Share Registration Statement, for the registration of the remaining 666,000 Registration Shares.

                 (b) Wave shall use all reasonable efforts to have the above Registration Share Registration Statements declared effective as soon as reasonably practicable.

                 (c) Notwithstanding any provision of paragraph (a) of this
Section 5.01, or any amendment or supplement thereto to the contrary, Wave may extend the period to file a Payment Share Registration Statement, or any supplement or amendment for not more than an additional 90 days after any of the dates set forth in 5.01(a)(i) - (iii) (the "Extension Period") if (i) such delay would relieve Wave of the obligation to include any interim financial statements in any Registration Statement or (ii) Wave would be required to disclose in the Registration Statement(s) any material nonpublic information and Wave concludes that the disclosure of such information would be inadvisable at that time. The Registration Statement(s) shall permit BIZ to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Registration Shares for the periods set forth herein. Notwithstanding the foregoing, Wave shall not be entitled to Suspension Periods and Extension Periods totaling, when combined, more than 180 days in any consecutive twelve month period during the term of this Agreement.

                 (d) Sales of the Registrable Shares pursuant to any Payment Share Registration Statements shall not be underwritten.

         SECTION 5.02. PIGGYBACK REGISTRATIONS.

                 (a) If Wave proposes to register any Common Stock under the Securities Act for sale for cash in an underwritten offering, Wave shall give BIZ notice of such proposed registration (a "PIGGYBACK REGISTRATION") at least 30 days prior to the filing of the registration statement. At the written request of BIZ delivered to Wave within 10 days after the receipt of the notice from Wave, which request shall state the number of Registration Shares that BIZ wishes to sell under the registration statement proposed to be filed by Wave, Wave will use reasonable efforts to include in such underwritten registration the Registration Shares requested to be included by BIZ (subject to Section 5.02(b) below).

                 (b) If the managing underwriters of a Piggyback Registration advise Wave in writing that in their opinion the number of securities requested to be included in the registration exceeds the number which can be sold in the offering, then Wave shall be required to include in the offering only that number of such securities, including Registrable Shares, which the underwriters determine in their sole discretion will not materially and adversely affect such offering, and the shares to be included, if any, shall be apportioned pro rata among all other holders of Wave's securities who have the right to participate in such offering according to the total amount of securities requested to be included therein by such holders.

                 (c) All necessary amendments to any Payment Share Registration Statement will be made to reduce the number of shares to be sold by BIZ thereunder, in the event that shares are sold by BIZ in a Piggyback Registration.

         SECTION 5.03. INDEMNIFICATION BY WAVE. In the event of any registration of any Registration Shares of BIZ under the Securities Act, Wave shall, and hereby does, indemnify and hold harmless BIZ, its directors and officers, each other Person who participates as an underwriter in the offering or sale of such Registration Shares and each other Person, if any, who controls such party or any such underwriter within the meaning of Section 15 of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which such party or any such director or officer or underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registration Shares were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and Wave shall reimburse such party and each such director, officer, underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that Wave shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information about such party furnished to Wave through an instrument duly executed by such party specifically stating it is for use in the preparation thereof. Such indemnity shall remain in full force and affect regardless of any investigation made by or on behalf of such party or any such director, officer, controlling Person or underwriter and shall survive any transfer of the Registration Shares.

         SECTION 5.04. INDEMNIFICATION BY BIZ. Wave may require, as a condition to including any Registration Shares of BIZ in any registration statement filed pursuant to Section 5.01 or 5.02, that Wave shall have received an undertaking satisfactory to it from BIZ to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.03) Wave, each director of Wave, each officer of Wave signing such Registration Statement, each Person who participates as an underwriter in the offering or sale of such Registration Shares and each other Person, if any, who controls Wave or any such underwriter within the meaning of Section 15 of the Securities Act with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information about BIZ furnished to Wave through an instrument duly executed by BIZ specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided, however, that the liabilities of BIZ hereunder shall be limited to an amount equal the net proceeds to BIZ and its permitted assignees from the Registration Shares sold in connection with any such registration statement. Such indemnity shall remain in full force and effect, regardless of any investigation made by or an behalf of Wave or any such director, officer or controlling Person and shall survive the Transfer by BIZ of the Registration Shares being registered.

         SECTION 5.05. NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 5.03 or 5.04, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 5.03 or 5.04, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist or the indemnified party may have defenses not available to the indemnifying party in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

         SECTION 5.06. INDEMNIFICATION PAYMENTS. The indemnification required by this Article 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

         SECTION 5.07. REGISTRATION COVENANTS OF WAVE. In the event that any Registration Shares are to be registered pursuant to Section 5.01 or 5.02, Wave covenants and agrees that it shall use reasonable efforts to effect the registration and cooperate in the sale of the Registration Shares to be registered and shall as expeditiously as possible:

                 (i) notify BIZ, promptly after Wave shall receive notice thereof, of the time when the Registration Statement becomes effective or when any amendment or supplement or any prospectus forming a part of the Registration Statement has been filed;

                 (ii) notify BIZ promptly of any request by the SEC for the amending or supplementing of the Registration Statement or prospectus or for additional information;

                 (iii) (A) advise BIZ after Wave shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of the Registration Statement or any thereto or of the initiation or threatening of any proceeding for that purpose and (B) promptly use reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued;

                 (iv) (A) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus forming a part thereof as may be necessary to keep the Registration Statement effective until the Registration Termination Date and (B) comply with the provisions of the Securities Act with respect to the disposition of all Registration Shares covered by the Registration Statement in accordance with the intended methods of disposition by BIZ set forth in the Registration Statement;

                 (v) furnish to BIZ such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus included in the Registration Statement (including any preliminary prospectus) and such other documents as BIZ may reasonably request in order to facilitate the disposition of the Registration Shares owned by BIZ;

                 (vi) notify BIZ, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Registration Statement would contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, at the request of BIZ, prepare a supplement or amendment to the Registration Statement so that the Registration Statement shall not, to Wave's knowledge, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, PROVIDED that upon such notification by Wave, BIZ will not offer or sell Registration Shares until Wave has notified BIZ that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to BIZ;

                 (vii) if the Registration Shares are securities of a class then listed on a securities exchange or traded through a self-regulatory organization, cause the Registration Shares to be so listed or traded;

                 (viii) provide a transfer agent and registrar, which may be a single entity, for all the Registration Shares not later than the effective date of the Registration Statement;

                 (ix) use its best efforts to cause the Registration Shares covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary to enable BIZ to consummate the disposition of such Registration Shares;

                 (x) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and timely file all reports required to be filed by it under the Exchange Act, and the rules and regulations adopted by the SEC thereunder, all to the extent required to enable BIZ to sell its Payment Shares pursuant to Rule 144 and the Registration Statement; and

                 (xi) in the event of an underwritten public offering that involves the Registration Shares, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. BIZ, if participating in such underwriting, shall also enter into and perform its obligations under such an agreement.

         SECTION 5.08. EXPENSES. Wave shall pay, on behalf of BIZ, all the expenses in connection with the registration of Registration Shares pursuant to Sections 5.01 and 5.02 hereof, including all registration, filing and regulatory review fees, all fees and expenses of complying with securities or blue sky laws, all listing fees, all word processing, duplicating and printing expenses, all messenger and delivery expenses, the fees and disbursements of counsel for Wave and of its independent public accountants (including the expenses of comfort letters required by or incident to such performance and compliance), and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting discounts and commissions and transfer taxes, if any, on the Registration Shares. In any registration, BIZ shall pay for its own underwriting discounts and commissions and transfer taxes, and its own legal fees.

         SECTION 5.09. DEFERRAL. Notwithstanding anything in this Agreement to the contrary, if Wave shall furnish to BIZ a certificate signed by the President or Chief Financial Officer of Wave stating that the Board of Directors of Wave has made the good faith determination (i) that continued use by BIZ of a Registration Statement for purposes of effecting offers or sales of Registration Shares pursuant thereto would require, under the Securities Act, premature disclosure in the Registration Statement (or the prospectus relating thereto) of material, nonpublic information concerning Wave, its business or prospects or any proposed material transaction involving Wave, (ii) that such premature disclosure would be materially adverse to Wave, its business or prospects or any such proposed material transaction significantly less likely and (iii) that it is therefore advisable to suspend the use by BIZ of such Registration Statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registration Shares pursuant thereto, then the right of BIZ to use the Registration Statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registration Shares pursuant thereto shall be suspended for a period (the "Suspension Period") of not more than 90 days after delivery by Wave of the certificate referred to above in this Section 5.09. During the Suspension Period, BIZ shall not offer or sell any Registration Shares pursuant to or in reliance upon the Registration Statement (or the prospectus relating thereto). Notwithstanding the foregoing, Wave shall not be entitled to Suspension Periods and Extension Periods totaling, when combined, more than 180 days in any consecutive twelve-month period during the term of this Agreement.

         SECTION 5.10. ASSIGNMENT OF REGISTRATION RIGHTS. The registration rights set forth in this Article V may be assigned by BIZ to any permitted transferee or assignee; provided, however that (a) Wave is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and (b) such transferee or assignee agrees to be bound by the terms of this Agreement (and executes an instrument in writing to that effect).

                                   ARTICLE VI.

                                 MISCELLANEOUS

         SECTION 6.01. NOTICES. Except as expressly provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopier, as follows:

         (a)  if to Wave:

              Wave Systems Corp.
              480 Pleasant Street
              Suite A-200
              Lee, MA 01238
              Attn: Gerard Feeney
                    Chief Financial Officer
              Facsimile No.: (413) 243-0045

              With a copy to:

              Bingham Dana LLP
              399 Park Avenue
              New York, NY 10022
              Attn: Neil Townsend
              Facsimile No.: (212) 752-5378

         (b)  if to BIZ:

              BIZ Interactive Zone, Inc.
              2030 Main Street
              Irvine, CA 92614
              Attn: Chief Executive Officer
              Facsimile No.: (949) 655-4501

              With a copy to :

              Gray Cary Ware & Freidenrich LLP
              4365 Executive Drive, Suite 1600,
              San Diego, CA 92121-2189
              Attn: Rebecca K. Schmitt
              Facsimile No.: (858) 677-1477

or to such other address or attention of such other person as any party shall advise the other party in writing. All notices and other communications given to a party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         SECTION 6.02. APPLICABLE LAW; WAIVER OF JURY TRIAL. THE VALIDITY, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO CONTRACTS EXECUTED IN AND PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REFERENCE TO ANY CHOICE OF LAW PRINCIPLES OF SUCH STATE. WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER OPERATIVE AGREEMENTS OR ANY TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LEGAL PROCEEDING SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

         SECTION 6.03. SEVERABILITY. If any provision of this Agreement shall be hold to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

         SECTION 6.04. AMENDMENTS. This Agreement may be modified or waived only by a writing signed by the parties hereto.

         SECTION 6.05. WAIVER. The waiver by any party of any instance of the other party's noncompliance with any obligation or responsibility herein shall not be deemed a waiver of other instances or of any party's remedies for such noncompliance.

         SECTION 6.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by telecopier), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each party and delivered to each other party.

         SECTION 6.07. ENTIRE AGREEMENT. The provisions of this Agreement, and the other Operative Agreements set forth the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

         SECTION 6.08. ASSIGNMENT.

                 (a) Except as expressly set forth in this Agreement, no party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties, PROVIDED, that no such consent shall be required for a transfer by operation of law in connection with a merger or consolidation of such party (without prejudice to any other rights the parties may have under any other Operative Agreement).

                 (b) Any attempted assignment of this Agreement in violation of this Section shall be void and of no effect.

                 (c) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         SECTION 6.09. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by any party herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties and shall survive the Closing, regardless of any investigation made by the other parties hereto or on their behalf.

         SECTION 6.10. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such assigns, any legal or equitable rights hereunder, except that Sections 5.03 and 5.04 and are intended to be for the benefit of the Persons named therein.

         SECTION 6.11. EXPENSES. All costs and expenses incurred in connection with the Operative Agreements and the Transactions shall be paid by the party incurring such cost or expense, except as the parties shall otherwise agree in writing. The provisions of this Section 6.11 shall remain operative and in full force and effect regardless of the expiration of this Agreement or the consummation of the Transactions.

         SECTION 6.12. REMEDIES. In no event will any party be liable to another party for incidental damages, lost profits, lost savings, or any other consequential damages, even if such party has been advised of the possibility of such damages, resulting from the breach of its obligations under any Operative Agreement or from the use of any confidential or other information.

         SECTION 6.13. PUBLICITY. No public release, announcement or other form of publicity concerning the Transactions shall be issued by any party without the prior consent of the other party, except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or shall, to the extent possible, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

         SECTION 6.14. CONSTRUCTION. This Agreement has been negotiated by the parties and their respective counsel and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties have duly executed this Payment and Registration Rights Agreement as of the day and year first above written.

                                     WAVE SYSTEMS CORP.

                                     By:
                                         --------------------------------------
                                     Name:
                                     Title:

                                     BIZ INTERACTIVE ZONE, INC.

                                     By:
                                        ---------------------------------------
                                     Marvin J. Winkler
                                     Chief Executive Officer.

         [SIGNATURE PAGE TO PAYMENT AND REGISTRATION RIGHTS AGREEMENT]

                                SCHEDULE 3.01(C)

         As of January 31, 2001, there are 47,134,489 shares of Wave Class A Common Stock and 779,211 shares of Wave Class B Common Stock issued and outstanding. There are no shares of Wave preferred stock issued and outstanding. The following numbers of Wave options and warrants are outstanding:

         Employee Stock Options             7,936,742
         Directors' Stock Options             348,000
         Warrants                              85,320
                                            ---------
         TOTAL                              8,370,062

Wave has reserved 12,652,410 shares of Class A Common Stock for issuance under its stock option plans of which 8,284,742 shares are subject to outstanding options. Wave has reserved an additional 85,320 shares of Class A Common Stock for issuance upon the exercise of warrants.

                                SCHEDULE 3.02(e)

         (1)  10-K Annual Report filed by Wave Systems Corp. on March 22, 2000

         (2)  10-Q Quarterly Report filed by Wave Systems Corp. on May 15, 2000

         (3)  14A Proxy Statement Filed by Wave Systems Corp. on May 24, 2000

         (4)  10-Q Quarterly Report filed by Wave Systems Corp. on August 14,
              2000

         (5)  8-K filed by Wave Systems Corp. on September 15, 2000

         (6) 10-Q Quarterly Report filed by Wave Systems Corp. on November 14, 2000

         (7)  8-K/A filed by Wave Systems Corp. on November 14, 2000